Exhibit 99.1

VIRGIN MEDIA — FIRST QUARTER 2013 RESULTS

STRONG REVENUE AND FREE CASH FLOW GROWTH

London, England, April 24, 2013 — Virgin Media Inc. (NASDAQ: VMED; LSE: VMED) announces results for the quarter ended March 31, 2013.

Strong financial performance

•                              Revenue up 3.6% to £1,043m

•                              OCF(1) up 5.8% to £399m

•                  OCF before merger-related costs(1) up 7.9% to £406m

•                  Operating income up 14% to £150m

•                  Net income of £139m, up from £7m

•                              FCF(2) up 54% to £135m

•                  Net cash provided by operating activities up 44% to £306m

Improved churn, ARPU and customer mix

•                              Cable customer net additions of 8,600

•                  Churn fell to 1.1%; sixth consecutive quarter of year-on-year improvement

•                  Triple-play penetration up to 65%; quad-play penetration up to 16%

•                              Cable ARPU up 5.2% to £49.38

•                              Improved customer mix

•                  TiVo customers increased 171,900 to 1.5m; 40% of the TV base

•                  Paying TV customers(3) increased 13,700 to 3.3m; 87% of the TV base

•                  Superfast broadband customers (30Mb and above) increased 337,900 to 2.5m; 58% of the cable broadband base

•                  Contract mobile customers increased 35,100 to 1.7m; 58% of the mobile base

•                              Business division: new major backhaul contract wins from Sky, Telefonica and another large UK mobile network operator

Neil Berkett, Chief Executive Officer of Virgin Media, said: “We have had a good start to the year with accelerated revenue growth, improved churn, and strong free cash flow growth. The great value we provide through our Collections packages, which bundle superfast broadband and our next generation TiVo service, has seen new customers join and our existing customers stay loyal to us. This positive momentum in the business positions us well for our planned merger with Liberty Global.”

Note: The notes preceding the Appendices relating to non-GAAP financial measures and other matters and the Appendices to this earnings release are considered an integral part of the financial and operational information in this release. Financial and statistical information is as at and for the three months ended March 31, 2013, unless otherwise stated. Comparisons of financial and operating statistics are to the first quarter of 2012, unless otherwise stated.

Contacts

Investor Relations:

Richard Williams:                +44 (0)1256 753037 / richard.williams@virginmedia.co.uk

Vani Bassi:                           +44 (0)1256 752347  / vani.bassi@virginmedia.co.uk

Phil Rudman:                       +44 (0)1256 752677 / phil.rudman@virginmedia.co.uk

Media:

Gareth Mead:                       +44 (0) 20 7909 3289 / gareth.mead@virginmedia.co.uk

Tavistock:

Matt Ridsdale:                     +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk

Lulu Bridges:                        +44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Conference call details

There will be a conference call today for analysts and investors at 1pm UK time / 8am ET, which can be accessed live on the Company’s website, www.virginmedia.com/investors. Analysts and investors can dial in to the call on +1 646 254 3363 in the United States or +44 (0) 20 3478 5300 outside of the US - passcode 4415845# for all participants. The conference call replay will be available approximately two hours after the end of the call until 5pm UK time on Wednesday, May 1, 2013. The dial-in replay number for the US is: +1 347 366 9565 and the international dial-in replay number is: +44 (0) 20 3427 0598 - passcode: 4415845#.

Liberty Global

On February 5, 2013, Liberty Global, Inc. and Virgin Media Inc. announced that they had entered into an agreement, subject to shareholder approvals, pursuant to which Liberty Global, Inc. will acquire Virgin Media Inc. in a stock and cash merger.  For further information, please see the press release announcing the proposed merger and other documents filed or to be filed with the SEC as further detailed below.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Liberty Global Corporation Limited, a company that has been established in connection with the transaction, has filed a registration statement on Form S-4 (Registration No. 333-187100) with the Securities and Exchange Commission (SEC), which includes a preliminary joint proxy statement of Virgin Media Inc. and Liberty Global, Inc., and constitutes a prospectus of Liberty Global Corporation Limited. VIRGIN MEDIA STOCKHOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) BECAUSE IT CONTAINS IMPORTANT INFORMATION. A definitive joint proxy statement/prospectus will be sent to security holders of Virgin Media and Liberty Global seeking their approval of the proposed transaction. Investors may obtain a free copy of the definitive joint proxy statement/prospectus, when available, and other relevant documents filed by Liberty Global Corporation Limited, Liberty Global and Virgin Media with the SEC at the SEC’s Web site at http://www.sec.gov.  The definitive joint proxy statement, when available, and such other documents filed by Virgin Media with the SEC may also be obtained for free from the Investor Relations section of Virgin Media’s web site (www.virginmedia.com) or by directing a request to Virgin Media Inc., 65 Bleecker Street, 6th Floor, New York, New York 10012, Attention: Investor Relations. Copies of documents filed by Liberty Global and/or Liberty Global Corporation Limited with the SEC may also be obtained for free from the Investor Relations section of Liberty Global’s website (www.lgi.com) or by directing a request to Liberty Global, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations.

Virgin Media and Liberty Global and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from their respective stockholders in connection with the proposed transaction.  Information concerning the interests of Virgin Media’s participants in the solicitation, which may be different than those of Virgin Media’s stockholders generally, is set forth in Virgin Media’s proxy statement relating to its 2012 annual meeting of stockholders filed with the SEC on April 30, 2012 and subsequent statements of changes in beneficial ownership on file with the SEC. Information concerning the interests of Liberty Global’s participants in the solicitation, which may be different than those of Liberty Global’s stockholders generally, is set forth in Liberty Global’s proxy statement relating to its 2012 annual meeting of stockholders filed with the SEC on April 27, 2012 and subsequent statements of changes in beneficial ownership on file with the SEC. Investors may obtain additional information regarding the interests of such persons in the proposed transaction by reading the registration statement, the definitive joint proxy statement/prospectus (when available) and other relevant documents regarding the proposed transaction filed with the SEC.

Safe Harbour Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this communication may include “forward-looking statements”, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Words like “believe”, “anticipate”, “should”, “intend”, “plan”, “will”, “expects”, “may”, “estimates”, “projects”, “positioned”, “strategy”, and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements.

These factors include the following factors relating to the proposed transaction:

•                  The ability to obtain governmental and regulatory approvals of the transaction on a timely basis;

•                  Failure to realize the anticipated benefits and synergies of the transaction, including as a result of a delay in completing the transaction or an increase in costs associated with integration or a delay or difficulty in integrating the businesses of Virgin Media and Liberty Global;

•                  Limitation on the ability of Liberty Global Corporation Limited, Liberty Global and/or Virgin Media to incur new debt in connection with the transaction;

•                  Any disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers;

•                  The outcome of litigation which may arise in connection with the transaction;

•                  Failure to receive the approval of the stockholders of either Liberty Global or Virgin Media for the transaction; and

•                  The impact of legislative, regulatory and competitive changes and other risk factors relating to the industry in which Virgin Media and Liberty Global operate, as detailed from time to time in the reports of Virgin Media and Liberty Global filed with the SEC.

Additional factors are discussed under “Risk Factors”, “Special Note Regarding Forward-Looking Statements” and elsewhere in the registration statement on Form S-4 of Liberty Global Corporation Limited (Registration No.333-187100) that has been filed with the SEC. In addition, factors relating to the ordinary course operation of our business are discussed under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 7, 2013. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements. Virgin Media cautions that the foregoing list of important factors that that may affect future results is not exhaustive.

	3 Months ended
SUMMARY FINANCIAL RESULTS (unaudited)	March 31, 2013	March 31, 2012
	£m	£m
Revenue
Cable	725.8	678.3
Mobile	137.8	138.5
Non-cable	15.5	19.0
Consumer segment - Total	879.1	835.8
Business segment	163.4	170.4
Total Revenue	1,042.5	1,006.2

OCF before merger-related costs	406.3	376.5

OCF	398.5	376.5

Operating income	149.8	130.9

FCF	134.5	87.1

Net cash provided by operating activities	306.0	212.1

SELECTED CONSUMER OPERATIONS STATISTICS	3 Months ended
(in thousands, except ARPU)	March 31, 2013	March 31, 2012

Consumer cable customers	4,902.9	4,826.8

Consumer cable products
Broadband	4,309.6	4,148.6
Television	3,782.1	3,775.3
Telephone	4,179.6	4,147.6
	12,271.3	12,071.5

Mobile - contract	1,744.0	1,588.0

Consumer cable customer net additions	8.6	21.2

Net consumer cable product additions (disconnections)
Broadband	37.4	45.7
Television	(13.4)	12.2
Telephone	0.5	14.9
	24.5	72.8

Mobile - contract net additions	35.1	64.1

Cable ARPU	£49.38	£46.95

Mobile ARPU	£14.60	£14.96

OVERVIEW

Strong revenue and FCF growth

Revenue was up 3.6% to £1,043m, with gross margin(4) up 4.4% to £615m. SG&A increased 1.8% to £217m, principally due to £8m of costs related to the planned Liberty Global merger. This resulted in OCF of £399m, up 5.8%. Operating income increased 14% to £150m and net income amounted to £139m, up from £7m. Free Cash Flow was up 54% to £135m due to higher OCF, lower capital expenditure and lower interest costs. Net cash provided by operating activities was up 44% to £306m.

OCF before merger-related costs was £406m, up 7.9%.

Accelerated cable revenue growth

Consumer cable revenue increased 7.0% to £725.8m, primarily due to 5.2% cable ARPU growth.

The cable customer base grew by 8,600 compared to 21,200 a year ago. Gross disconnections fell year-on-year for the sixth quarter in a row resulting in lower monthly churn, down from 1.2% to 1.1%.

Triple-play customer numbers also grew by 17,500 in the quarter, increasing triple-play penetration to 65.1%, up from 64.0% a year ago.

Superfast broadband and TiVo growth

Demand for superfast broadband (30Mb and above) continues to grow as the number of customers on such speeds increased by 337,900, taking the total to 2.5m or 58% of our broadband base. Total broadband net additions in the quarter were 37,400. Our programme to double customers’ broadband speeds is on track with over 85% of our network now upgraded for the new faster speeds.

TiVo is driving strong pay TV performance. We added 171,900 more TiVo customers during the quarter to reach a total of 1.5m, which represents 40% of our TV customer base. The number of paying TV customers increased by 13,700.

We added more HD channels to our total TV line-up this year, taking our total to 43 channels. In addition we launched 21 new live channels to Virgin TV Anywhere, our cloud-based entertainment service.

Mobile — improving contract mix

Mobile revenue was relatively flat at £137.8m as improving contract mix was offset by declining prepay revenue and the impact of regulatory changes to mobile termination rates (“MTR”). Contract service revenue increased 0.6% to £99.3m, while prepay service revenue declined by 10% to £32.7m. The MTR change reduced the amount of inbound mobile revenue we received by approximately £6.9m compared to the same quarter last year.

We increased our contract mobile base by 35,100 to 1.7m, while our prepay base reduced by 75,800 to 1.3m.  Quad-play penetration increased to around 15.9% of our residential cable customer base, compared to around 15.0% a year ago.

Major new Business contract wins

In our Business segment, significant contracts can cause some unevenness in revenues from quarter-to-quarter, especially at this stage of our growth cycle.

Revenue in this particular quarter was down 4.1% to £163.4m, reflecting lower voice and install revenues. Since the start of the year, we are seeing improved sales momentum compared to the second half of last year, with the first quarter being the strongest in the last six quarters.

During the quarter, we signed a significant ten-year deal with Telefonica UK for the provision of backhaul to 1,500 sites. We have also secured significant orders under a framework agreement to support the creation of a UK-wide Aggregation Network for another large UK mobile network operator. This means that we now have material backhaul contracts with all the UK mobile network operators.

Additionally, we’ve secured a significant five-year backhaul contract with Sky, a major UK ISP.

We expect to see the revenues from these new contracts benefit the second half of this year and we remain confident that the underlying growth rate for business remains strong.

RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2013

Comparisons of financial and operating statistics are to the first quarter of 2012, unless otherwise stated.

TOTAL REVENUE

Total revenue was up 3.6% to £1,043m due to consumer revenue growth, partially offset by a fall in business revenue.

OPERATING COSTS AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

Operating costs (exclusive of depreciation) were £427.4m, up 2.5% as higher consumer cost of sales and higher network and other operating costs were partially offset by lower business cost of sales. Gross margin grew from 58.6% to 59.0%.

SG&A increased by £3.8m or 1.8% to £216.6m, mainly due to £7.8m of costs incurred in relation to the planned merger with Liberty Global. These merger costs principally comprised legal, accounting, printing and filing fees.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF was up 5.8% at £398.5m due to improved revenue and gross margin, partially offset by increased SG&A.

OCF before merger-related costs was up 7.9% at £406.3m.

OPERATING INCOME

Operating income increased 14% to £149.8m mainly due to improved revenue and gross margin, partially offset by £7.8m of merger-related costs.

Depreciation expense was up 3.4% at £248.3m mainly due to depreciation in respect of new fixed assets, partially offset by certain fixed assets becoming fully depreciated.

TAX EXPENSE

The income tax expense for the quarter of £22.7 million primarily represents the net reduction in our deferred tax assets where these have been used to offset to nil our taxable profits for the quarter.

NET INCOME

Net income for the quarter was £138.9m compared to net income of £7.0m in the first quarter last year. The improvement was mainly due to increased gain on derivative instruments, reduced loss on extinguishment of debt and reduced interest expense, partially offset by £7.8m of merger-related costs.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis)(5) were down 5.3% to £220.6m mainly due to reduced spend on customer premise equipment.

The total purchase of fixed and intangible assets was down 5.3% to £174.4m mainly due to the decrease in fixed asset additions (accrual basis) and represented 16.7% of revenue.

FREE CASH FLOW

Free Cash Flow was up 54% to £134.5m due to increased OCF, lower purchase of fixed and intangible assets and lower net interest expense, partially offset by £7.8m of merger-related costs. Net cash provided by operating activities was up 44% at £306m mainly due to higher operating income, lower interest and a loss on extinguishment of debt in the prior year.

DEBT

As of March 31, 2013, total debt of £6,111m consisted of £750m outstanding under our Senior Credit Facility, £1,900m of Senior Notes, £2,642m of Senior Secured Notes, £583m of Convertible Senior Notes and £236m of capital leases and other indebtedness. Cash and cash equivalents were £319m.

Interest expense in the quarter was £89.7m, down 15% due to a lower level of debt and lower average interest rates.

Notes

Please see Appendix F for a reconciliation of all non-GAAP financial measures to their nearest GAAP equivalents.

As discussed elsewhere, on February 5, 2013, we entered in to a Merger Agreement with Liberty Global, Inc., and certain of its direct or indirect wholly-owned subsidiaries. As the merger has not yet been consummated, we have not modified our accounting to consider the potential effects on certain arrangements that may arise upon consummation, including those relating to long term debt, derivative financial instruments and stock based compensation plans.

(1) OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges. OCF before merger-related costs is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges, and merger-related costs. OCF and OCF before merger-related costs are non-GAAP financial measures and the most directly comparable GAAP measure is operating income.

(2) Free Cash Flow, or FCF, is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. FCF is a non-GAAP financial measure and the most directly comparable GAAP measure is net cash provided by operating activities.

(3) Paying TV customer base is our total TV customer base less those on packages which include a free TV service provided with a non-TiVo set top box.

(4) Gross margin is revenue less operating costs. Gross margin percentage is revenue less operating costs, divided by revenue.

(5) Fixed asset additions (accrual basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets. Fixed asset additions (accrual basis) is a non-GAAP financial measure and the most directly comparable GAAP measure is purchase of fixed and intangible assets.

Appendices:

A)	Financial Statements
• Condensed Consolidated Statements of Comprehensive Income
• Condensed Consolidated Balance Sheets
• Condensed Consolidated Statements of Cash Flows
B1)	Quarterly Segment Revenue and Contribution, OCF and Operating Income
B2)	Quarterly Costs and Expenses
C1)	Cable Operations Statistics
C2)	Non-Cable Operations Statistics
C3)	Mobile Operations Statistics
D)	Free Cash Flow Calculation (FCF)
E1)	Fixed Asset Additions (Accrual Basis)
E2)	Capital Lease Activity
F)	Use of Non-GAAP Financial Measures and Reconciliations to GAAP

A) FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in £ millions, except per share data) (unaudited)

	Three months ended
	March 31,
	2013	2012

Revenue	£1,042.5	£1,006.2

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	427.4	416.9
Selling, general and administrative expenses	216.6	212.8
Restructuring and other charges	0.4	5.4
Depreciation	248.3	240.2
	892.7	875.3
Operating income	149.8	130.9

Other income (expense)
Interest expense	(89.7)	(105.6)
Loss on extinguishment of debt	—	(58.6)
Gain on derivative instruments	103.6	44.5
Foreign currency loss	(2.2)	(4.4)
Interest income and other, net	0.1	0.3
Income before income taxes	161.6	7.1
Income tax expense	(22.7)	(0.1)
Net income	£138.9	£7.0

Per share amounts

Net income
Basic earnings per share	£0.51	£0.02

Diluted earnings per share	£0.46	£0.02

Dividends per share (in U.S. Dollars)	$0.04	$0.04

Total comprehensive income	£123.8	£11.9

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions, except par value)

	March 31,	December 31,
	2013	2012 (Note 1)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	£318.6	£206.3
Restricted cash	1.9	1.9
Accounts receivable - trade, less allowances for doubtful accounts of £10.5 (2013) and £9.0 (2012)	428.0	443.8
Derivative financial instruments	7.3	6.1
Prepaid expenses and other current assets	101.5	103.2
Deferred income taxes	57.8	58.1
Total current assets	915.1	819.4
Fixed assets, net	4,485.3	4,512.2
Goodwill and other indefinite-lived assets	2,017.5	2,017.5
Derivative financial instruments	655.9	461.6
Deferred financing costs, net of accumulated amortization of £54.3 (2013) and £50.6 (2012)	58.7	61.5
Deferred income taxes	2,622.9	2,641.7
Other assets	51.0	51.2
Total assets	£10,806.4	£10,565.1

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£292.9	£349.3
Accrued expenses and other current liabilities	338.4	319.6
Derivative financial instruments	7.1	8.1
VAT and employee taxes payable	98.4	85.5
Interest payable	94.7	67.7
Deferred revenue	294.0	316.7
Current portion of long term debt	81.6	77.1
Total current liabilities	1,207.1	1,224.0
Long term debt, net of current portion	6,029.3	5,852.0
Derivative financial instruments	44.2	101.9
Deferred revenue and other long term liabilities	174.1	168.8
Total liabilities	7,454.7	7,346.7

Commitments and contingent liabilities

Shareholders’ equity
Common stock - $0.01 par value; authorized 1,000.0 (2013 and 2012) shares; issued and outstanding 270.5 (2013) and 269.3 (2012) shares	1.5	1.4
Additional paid-in capital	3,677.2	3,658.9
Accumulated other comprehensive income	(20.9)	(5.8)
Accumulated deficit	(306.1)	(436.1)
Total shareholders’ equity	3,351.7	3,218.4
Total liabilities and shareholders’ equity	£10,806.4	£10,565.1

Note 1 - The December 31, 2012, condensed consolidated balance sheet includes an increase of £60.8m to our previously reported deferred income tax assets, total assets, total liabilities and shareholders’ equity to adjust an understatement that was identified subsequent to the filing of our Annual Report on Form 10-K for the year ended December 31, 2012. We have assessed this non-cash adjustment and concluded that it is not material to the consolidated financial statements for the year ended December 31, 2012. There is no impact on the condensed consolidated statements of comprehensive income or condensed consolidated statements of cash flows for the three months ended March 31, 2012 or March 31, 2013.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Three months ended,
	March 31,
	2013	2012

Operating activities:
Net income	£138.9	£7.0

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation	248.3	240.2
Non-cash interest	38.1	17.9
Share based compensation	7.5	7.6
Loss on extinguishment of debt, net of cash prepayment premiums	—	10.5
Unrealized gains on derivative instruments, net of cash settlements	(104.9)	(46.5)
Unrealized foreign currency loss (gain)	0.5	(0.7)
Income taxes	22.7	1.4
Changes in operating assets and liabilities, net of effect from business disposals	(45.1)	(25.3)
Net cash provided by operating activities	306.0	212.1

Investing activities:
Purchase of fixed and intangible assets	(174.4)	(184.1)
Proceeds from sale of fixed assets	1.5	0.9
Acquisitions, net of cash acquired	—	(0.6)
Disposal of equity investments, net	—	(2.5)
Net cash used in investing activities	(172.9)	(186.3)

Financing activities:
New borrowings, net of financing costs	—	315.9
Repurchase of common stock	—	(157.3)
Proceeds from employee stock option exercises, net of taxes reimbursed	9.6	(2.1)
Principal payments on long term debt	(1.5)	(314.1)
Principal payments on capital leases	(22.6)	(21.3)
Proceeds from settlement of cross currency interest rate swaps	—	2.3
Dividends paid	(7.1)	(7.0)
Net cash used in financing activities	(21.6)	(183.6)

Effect of exchange rate changes on cash and cash equivalents	0.8	(1.5)
Increase (decrease) in cash and cash equivalents	112.3	(159.3)
Cash and cash equivalents, beginning of period	206.3	300.4
Cash and cash equivalents, end of period	£318.6	£141.1

Supplemental disclosure of cash flow information
Cash paid during the period for interest	£53.2	£90.9
Income taxes paid	£0.0	£0.0

B1) QUARTERLY SEGMENT REVENUE AND CONTRIBUTION, OCF AND OPERATING INCOME

(in £ millions) (unaudited)

	Three months ended
	March 31,	March 31,
	2013	2012

Revenue
Consumer segment
Cable	£725.8	£678.3
Mobile	137.8	138.5
Non-cable	15.5	19.0
Total	879.1	835.8
Business segment
Business	163.4	170.4

Total revenue	£1,042.5	£1,006.2

Segment contribution
Consumer segment	£521.9	£486.7
Business segment	85.5	91.2
Total segment contribution	607.4	577.9
Other operating and corporate costs	(208.9)	(201.4)
OCF (1)	398.5	376.5
Depreciation	(248.3)	(240.2)
Restructuring and other charges	(0.4)	(5.4)
Operating income	£149.8	£130.9

(1)         OCF is a non-GAAP financial measure.  See Appendix F for a discussion of the use of OCF as a non-GAAP financial measure and the reconciliation of OCF to GAAP operating income.

B2) QUARTERLY COSTS AND EXPENSES

(in £ millions) (unaudited)

	Three months ended
	March 31,	March 31,
	2013	2012

Costs and expenses
Operating costs
Consumer cost of sales	£266.2	£255.5
Business cost of sales	58.2	61.6
Network and other operating costs (1)	103.0	99.8
Total operating costs	£427.4	£416.9

Selling, general and administrative expenses
Employee and outsourcing costs (2)	£114.9	£116.0
Marketing costs (3)	48.6	52.6
Facilities (4)	15.4	14.4
Other (5)	37.7	29.8
Total selling, general and administrative expenses	£216.6	£212.8

(1)         Network and other operating costs includes costs associated with the provision of the network and operating platforms including associated employee, outsourcing and facilities costs and certain other operating expenses.

(2)         Employee and outsourcing costs includes remuneration and benefits, temporary and contract staff, training and stock-based compensation costs together with costs of all major outsourced business activities.

(3)         Marketing costs includes advertising, brand costs, agency fees, support and research, public relations and internal communications costs.

(4)         Facilities costs include building costs, service costs, repairs and maintenance and utilities costs.

(5)         Other costs include billing, collections and bad debt, IT, legal and professional, license, insurance, and other indirect costs.

C1) CABLE OPERATIONS STATISTICS (excl Non-cable and Mobile Operations)

(data in 000’s except percentages, products and ARPU)

	Three months ended
	March 31,	March 31,
	2013	2012
Customers
Opening Customers	4,894.3	4,805.6
Gross adds	176.1	189.3
Gross disconnects	(167.5)	(168.1)
Net customer adds (disconnects)	8.6	21.2
Closing Customers	4,902.9	4,826.8

Monthly Cable customer churn %	1.1%	1.2%

Products
Opening products	12,246.8	11,998.7
Net product adds	24.5	72.8
Closing products	12,271.3	12,071.5

Net product adds (disconnects)
Telephone	0.5	14.9
Television	(13.4)	12.2
Broadband	37.4	45.7
Total Net product adds (disconnects)	24.5	72.8

Products
Telephone	4,179.6	4,147.6
Television	3,782.1	3,775.3
Broadband	4,309.6	4,148.6
Total products	12,271.3	12,071.5

Products / Customer	2.50	2.50

Bundled Customers
Dual products	984.7	1,062.0
Triple products	3,191.8	3,091.3
Percentage of dual or triple products	85.2%	86.0%
Percentage of triple products	65.1%	64.0%

Cable ARPU (1)	£49.38	£46.95
ARPU calculation:
Consumer cable revenue (millions)	£725.8	£678.3
Average customers	4,898.8	4,816.6

(1)         Cable monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three. The average number of customers is calculated by adding the number of customers at the start of the quarter and at the end of each month of the quarter and dividing by four.

C2) NON-CABLE OPERATIONS STATISTICS

(data in 000’s)

	Three months ended
	March 31,	March 31,
	2013	2012
Customers
Opening Customers	192.8	248.2
Net customer disconnects	(11.9)	(15.2)
Closing Customers	180.9	233.0

Products
Opening products
Telephone	130.5	163.3
Broadband	192.8	248.2
	323.3	411.5

Net product disconnects
Telephone	(7.7)	(8.0)
Broadband	(11.9)	(15.2)
	(19.6)	(23.2)

Closing products
Telephone	122.8	155.3
Broadband	180.9	233.0
	303.7	388.3

C3) MOBILE OPERATIONS STATISTICS

(data in 000’s except revenue and ARPU)

	Three months ended
	March 31,	March 31,
	2013	2012
Contract Customers (1)(2)
Opening Contract Customers	1,708.9	1,523.9
Net contract customer adds	35.1	64.1
Closing Contract Customers (1)	1,744.0	1,588.0

Prepay Customers (2)
Opening Prepay Customers	1,328.6	1,513.4
Net prepay customer disconnects	(75.8)	(93.4)
Closing Prepay Customers	1,252.8	1,420.0

Total Closing Customers (2)	2,996.8	3,008.0

Mobile Revenue
Contract service revenue (millions) (3)	£99.3	£98.7
Prepay service revenue (millions) (3)	32.7	36.4
Equipment revenue (millions)	5.8	3.4
	£137.8	£138.5

Mobile ARPU (4)	£14.60	£14.96
ARPU calculation:
Service revenue (millions)	£132.0	£135.1
Average customers	3,013.4	3,009.7

(1)         Contract customers represents the number of contracts relating to either a mobile service or a mobile broadband contract.

(2)         Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 30 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(3)         Amounts reported for contract service revenue have been reduced by £1.2m for the three months ended March 31, 2012 to reflect credits applied to contract customer accounts that had been reported against prepay service revenue. A corresponding increase has been included in prepay service revenue.

(4)         Mobile ARPU is calculated on a quarterly basis by dividing service revenue (contract and prepay) for the period by the average number of active customers (contract and prepay) for the period, divided by three. The average number of customers is calculated by adding the number of customers at the start of the quarter and at the end of each month of the quarter and dividing by four.

D)  FREE CASH FLOW CALCULATION

(in £ millions) (unaudited)

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of comprehensive income. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and the reconciliation of FCF to GAAP net cash provided by operating activities.

	Three months ended
	March 31,	March 31,
	2013	2012

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	£398.5	£376.5
Purchase of fixed and intangible assets	(174.4)	(184.1)
Interest expense (net)	(89.6)	(105.3)

Free Cash Flow (FCF)	£134.5	£87.1

E1)  FIXED ASSET ADDITIONS (ACCRUAL BASIS)

(in £ millions) (unaudited)

Virgin Media is not a member of NCTA (National Cable Telecommunications Association) and is providing this information solely for comparative purposes. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

	Three months ended
	March 31,	March 31,
	2013	2012

NCTA Fixed Asset Additions
Customer premises equipment (CPE)	£80.6	£96.2
Scaleable infrastructure	64.4	62.9
Commercial	39.3	41.7
Line extensions	2.2	2.5
Upgrade/rebuild	7.5	7.3
Support capital	25.6	21.5
Total NCTA Fixed Asset Additions	219.6	232.1
Non NCTA Fixed Asset Additions	1.0	1.0
Total Fixed Asset Additions (Accrual Basis)	220.6	233.1

Fixed assets acquired under capital leases	(29.7)	(23.5)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	(16.5)	(25.5)
Total Purchase of Fixed and Intangible Assets	£174.4	£184.1

Comprising:
Purchase of Fixed Assets	174.4	184.1
Purchase of Intangible Assets	—	—
	£174.4	£184.1

E2)  CAPITAL LEASE ACTIVITY

(in £ millions) (unaudited)

	Three months ended
	March 31,	March 31,
	2013	2012

Opening capital lease liability	£229.0	£258.0
Additions	29.7	23.5
Principal payments on capital leases	(22.6)	(21.3)
Closing capital lease liability	£236.1	£260.2

Interest expense on capital leases	£3.1	£4.4

F)  USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

Virgin Media uses certain financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. These measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined as follows:

•                  OCF is operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

•                  OCF before merger-related costs is operating income before depreciation, amortization, goodwill, intangible asset impairments, restructuring and other charges and merger-related costs. Merger-related costs are defined as incremental costs arising directly as a result of activities relating to the proposed merger with Liberty Global, Inc., as announced on February 5, 2013.

•                  Free Cash Flow (FCF) is OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of comprehensive income. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs.

•                  Fixed Asset Additions (Accrual Basis) is the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

Our management considers OCF is an important indicator of our operational strength and performance during the relevant periods. This measure excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from this measure as management believes they are not characteristic of our underlying business operations.  Our management considers OCF before merger-related costs is an important indicator of our underlying operational strength and performance during the relevant periods, after costs incurred solely as a result of the proposed merger with Liberty Global, Inc. have been excluded. Our management considers FCF as a helpful measure in assessing our liquidity and prospects for the future. We believe FCF is useful to investors as a basis for comparing our performance and coverage ratios and is an additional way of viewing aspects of our operations that provide a more complete understanding of factors and trends affecting our business. Our management considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations.

Some of the significant limitations associated with the use of OCF and OCF before merger-related costs as compared to operating income are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. We compensate for this limitation by separately measuring and forecasting working capital. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed and intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long term operational performance and liquidity.

OCF and OCF before merger-related costs are most directly comparable to the GAAP financial measure operating income. FCF is most directly comparable to the GAAP financial measure net cash provided by operating activities. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income, net cash provided by operating activities and purchase of fixed and intangible assets, respectively. Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF, OCF before merger-related costs, FCF or Fixed Asset Additions (Accrual Basis) with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

The following tables present the reconciliations of OCF, OCF before merger-related costs, FCF and Fixed Asset Additions (Accrual Basis) to their nearest measure of financial performance in accordance with GAAP.

Reconciliations of OCF and OCF before merger-related costs to GAAP operating income

(in £ millions) (unaudited)

	Three months ended
	March 31,	March 31,
	2013	2012

Operating income before depreciation, amortization, goodwill and intangible asset impairments, restructuring and other charges and merger-related costs (OCF before merger-related costs)	406.3	376.5

Less:
Merger-related costs	(7.8)	—

Operating income before depreciation, amortization, goodwill and intangible asset impairments, restructuring and other charges (OCF)	398.5	376.5

Reconciling items:
Depreciation and amortization	(248.3)	(240.2)
Restructuring and other charges	(0.4)	(5.4)
Operating income	149.8	130.9

Reconciliations of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Three months ended
	March 31,	March 31,
	2013	2012

Free Cash Flow (FCF)	£134.5	£87.1

Reconciling items (see Note below):
Purchase of fixed and intangible assets	174.4	184.1
Changes in operating assets and liabilities	(45.1)	(25.3)
Non-cash compensation	7.5	7.6
Non-cash interest	38.1	17.9
Realized foreign exchange (losses) gains	(1.7)	(5.1)
Realized losses on derivatives	(1.3)	(2.0)
Restructuring and other charges	(0.4)	(5.4)
Income taxes	—	1.3
Debt redemption premium cost	—	(48.1)
Net cash provided by operating activities	£306.0	£212.1

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)

	Three months ended
	March 31,	March 31,
	2013	2012

Fixed Asset Additions (Accrual Basis)	£220.6	£233.1

Fixed assets acquired under capital leases	(29.7)	(23.5)
Changes in liabilities related to fixed asset additions	(16.5)	(25.5)
Total Purchase of Fixed and Intangible Assets	£174.4	£184.1
Comprising:
Purchase of fixed assets	174.4	184.1
Purchase of intangible assets	—	—
	£174.4	£184.1